EXHIBIT 11 - Statement Re:  Computation of Earnings Per Share

                                                       For the Year Ended
                                                           December 31,
                                                   1996      1995      1994
Primary
Average common shares outstanding                 27,847    21,326     20,038

Net effect of dilutive stock options and warrants
  based on the treasury stock method using
  average market price                             3,714     1,355        518
Total                                             31,561    22,681     20,556

Net income before extraordinary item            $  9,266  $  6,258   $  7,261
Less preferred dividends                             199     1,245         --
Adjusted net income before extraordinary item   $  9,067  $  5,013   $  7,261

Net income                                      $  8,564  $  5,806   $  7,261
Less preferred dividends                             199     1,245         --
Adjusted net income                             $  8,365  $  4,561   $  7,261

Per Share Amounts:
  Net income before extraordinary item             $0.29      $.22       $.35
  Net income                                       $0.27      $.20       $.35

Fully Diluted
Average common shares outstanding                 27,847    21,326     20,038
Net effect of dilutive stock
  options and warrants based on the
  treasury stock method using the greater
  of the average market price or the
  ending market price                              3,914     1,738        546
Convertible securities as if
  converted at beginning of year                     654       --(1)      --(1)
Total                                             32,415    23,064     20,584

Net income before extraordinary item            $  9,266  $  6,258   $  7,261
Less preferred dividends                              --     1,245         --
Add 7 1/2% convertible notes payable
  interest, net of Federal income tax effect         152      --(1)     --(1)
Adjusted net income before extraordinary item   $  9,418  $  5,013   $  7,261

Net income                                      $  8,564  $  5,806   $  7,261
Less preferred dividends                              --     1,245         --
Add 7 1/2% convertible notes payable interest,
  net of Federal income tax effect                   152      --(1)       --(1)
  Adjusted net income                           $  8,716  $  4,561   $  7,261

Per Share Amounts:
  Net income per share before
  extraordinary item                               $0.29      $.22       $.35
   Net income                                      $0.27      $.20       $.35

(1) Conversion of the convertible securities is not assumed in the computation because its effect is anti-dilutive.